UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2016

PENN NATIONAL GAMING, INC.

Commission file number 0-24206

Incorporated Pursuant to the Laws of the Commonwealth of Pennsylvania

IRS Employer Identification No. 23-2234473

825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610

610-373-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2016, Penn National Gaming, Inc. (the “Company”) was notified by Saul V. Reibstein, the Company’s Executive Vice President, Finance, Chief Financial Officer and Treasurer, of his intention to retire at the end of 2016.  William J. Fair, currently Executive Vice President, Chief Development Officer, has been appointed to succeed Mr. Reibstein as Executive Vice President, Chief Financial Officer and Treasurer, effective January 1, 2017, subject to customary regulatory approvals.

Mr. Fair, 54, has served as the Company’s Executive Vice President, Chief Development Officer since 2014. Previously, Mr. Fair held executive management positions at several leading publicly traded hospitality companies, including Universal Studios and Disney Development Company. Most recently prior to joining the Company, Mr. Fair was the President and Chief Executive Officer of the American Skiing Company, where he had oversight of ten ski mountain resorts which included ski operations, nine hotels, condominium operations, food and beverage operations, retail and rental operations, real estate brokerage and development.

On October 19, 2016, the Company entered into an executive agreement (the “Executive Agreement”) with Mr. Fair.  The Executive Agreement is effective as of January 1, 2017 and has a term of three years, unless earlier terminated.  Mr. Fair will receive an initial annual base salary of $700,000, will participate in the annual incentive compensation plan for similarly situated senior executives, is eligible to receive options or other equity or equity-based compensation pursuant to the Company’s equity compensation plan, and will receive other benefits and perquisites made available to similarly situated senior executives of the Company.   In the event Mr. Fair’s employment is terminated without cause (as defined in the Executive Agreement) or by non-renewal of the Executive Agreement at the end of the term, Mr. Fair will be entitled to severance payments equal to (i) 24 months of his annual base salary as of such date, paid in accordance with the Company’s regular payroll procedures, and (ii) 1.5 times the average of the last two full years’ bonuses paid to Mr. Fair based on the actual performance of the Company, paid at the time such next bonuses are paid to similarly situated executives after the termination date.

If, within 12 months after a change in control (as defined in the Executive Agreement), Mr. Fair is terminated without cause or resigns for good reason (as defined in the Executive Agreement), he will be entitled to receive a cash payment equal to two times the sum of (i) his annual base salary and (ii) the amount of his targeted bonus compensation, at the rate in effect at the time of the change of control or the termination date, whichever is greater.  To the extent that Mr. Fair receives a change in control payment, he will not be eligible to receive any additional cash severance in the event of a termination of employment during the employment term.  Prior to receipt of any severance payments, Mr. Fair must execute a general release in favor of the Company and its affiliates.

The Executive Agreement also contains customary confidentiality, non-competition and non-solicitation provisions. Mr. Fair has agreed not to disclose or use the Company’s confidential information for a period of two years following termination.  In addition, Mr. Fair has agreed not to compete with the Company within 150 miles of any facility in which the Company or its affiliates owns or operates or is actively seeking to own or operate a facility for a period of (i) 12 months if Mr. Fair is terminated in a manner in which no severance is paid or (ii) 24 months if Mr. Fair receives severance upon termination. Mr. Fair has agreed not to solicit or hire an executive or management level employee of the Company for a period of 18 months following termination.

To facilitate the transition of his duties, Mr. Reibstein has agreed, pursuant to the terms of a Transition Services Agreement (the “Transition Agreement”), to remain employed by the Company from January 1, 2017 to December 31, 2017 (the “Transition Period”) as an Executive Advisor to the  Chief Executive Officer and Chief Financial Officer .  In his capacity as Executive Advisor, Mr. Reibstein will provide a variety of services to the Company.  During the Transition Period, Mr. Reibstein will receive cash compensation representing eighteen months of his current annual base salary, payable in equal installments over the Transition Period and in accordance with the Company’s regular payroll practices.  In addition, Mr. Reibstein will be eligible to receive an annual short-term incentive bonus for fiscal year 2016 based on the actual performance of the Company at 150% of the target amounts previously fixed for Mr. Reibstein.  The Transition Period will terminate upon the death or disability of Mr. Reibstein and either party may terminate the Transition Period prior to its scheduled expiration upon 10 days’ prior written notice in the event of the other party’s material breach of the Transition Agreement.  Mr. Reibstein’s outstanding equity awards will continue to vest through the Transition Period and will become fully vested as of the last day of the Transition Period.  In the event of Mr. Reibstein’s death or disability during the Transition Period, all of his outstanding equity awards will become fully vested.

The above descriptions of the Executive Agreement and the Transition Agreement are qualified in their entirety by reference to Exhibits 10.1 and 10.2 hereto which are incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Executive Agreement, dated as of October 19, 2016, by and between Penn National Gaming, Inc. and William J. Fair

10.2	Transition Services Agreement, dated as of October 19, 2016, by and between Penn National Gaming, Inc. and Saul V. Reibstein

99.1	Press Release dated October 20, 2016 of Penn National Gaming, Inc.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 20, 2016	PENN NATIONAL GAMING, INC.

	By:	/s/ Timothy J. Wilmott
	Name:	Timothy J. Wilmott
	Title:	President & Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Executive Agreement, dated as of October 19, 2016, by and between Penn National Gaming, Inc. and William J. Fair

10.2	Transition Services Agreement, dated as of October 19, 2016, by and between Penn National Gaming, Inc. and Saul V. Reibstein

99.1	Press Release dated October 20, 2016 of Penn National Gaming, Inc.